CNET Networks Reports Third Quarter 2006 Revenue Results

- Total Revenues of $92.8 million

- Cash Balance of $141.8 million

- 125 Million Monthly Unique Users

SAN FRANCISCO, October 23, 2006 - CNET Networks, Inc. (Nasdaq: CNET) today reported revenue results for the third quarter ended September 30, 2006.

“CNET Networks has proven an ability to add, manage, and monetize multiple brands in multiple categories,” said Neil Ashe, chief executive officer.  “Although we continue to see the impact of transitions in our technology and gaming categories, we remain confident in our long-term position and look forward to CNET Networks’ next phase of growth.”

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Total revenues for the third quarter were $92.8 million, a 13 percent increase compared to revenues of $81.9 million for the same period of 2005.  Revenues for 2005 and 2006 exclude revenues related to Computer Shopper magazine, which was sold in the first quarter of 2006 and consequently has been treated as a discontinued operation in our financial results in both periods.

•	At the end of the quarter, cash balances, which includes cash, investments and restricted cash, were $141.8 million, compared to $143.3 million at June 30, 2006.

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As previously announced the company’s Board of Directors has established a special committee of independent directors to review the company’s stock option practices and related accounting. The company announced that the special committee reached a conclusion that the actual measurement dates for certain past stock options granted by the company differ from the recorded measurement dates. Accordingly, the company anticipates that it will be required to restate certain previously issued financial statements to record non-cash charges for stock-based compensation. The company does not expect that the anticipated restatement will have any impact on its previously reported revenues or cash positions. The company will not be in a position to provide operating expense, operating income, net income or earnings per share information on a historical basis or as part of its business outlook pending the completion of the restatement process.  Further information regarding these matters is set forth in the company’s Current Report on Form 8-K filed July 10, 2006 and October 11, 2006.

Business Review

“CNET Networks is known for building world class brands for people and the things they are passionate about,” said Ashe. “During the third quarter, we successfully entered the food category with the launch of CHOW and look forward to continuing our efforts to extend our existing brands as well as add new ones.”

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CNET Networks’ global network of Internet properties reached an average of 124.5 million unique monthly users during the third quarter of 2006[1], an increase of 13 percent from the third quarter of 2005.  Average daily page views were over 86.3 million during the third quarter[1], down 13 percent from the year-ago quarter.

•	CNET Networks continues to add new brands and extend its current brands to attract a broader audience and advertising customers in the US.

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In September, CNET Networks launched CHOW (www.chow.com), the new home base for younger, 25- to 40-year-old food enthusiasts designed to engage a passionate community interested in food, drink and fun. CHOW takes a refreshingly different approach to food media by combining original content from its editorial staff and its community. Early advertiser interest included Sub-Zero and NBC/Bravo. CHOW exemplifies CNET Networks’ ability to identify opportunities and leverage our expertise of acquisitions and internal development that build world-class leading brands.

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CNET recently launched its new video destination, CNET TV (www.cnettv.com), a single immersive environment where users can easily find all of CNET's popular videos online, on television, and on-the-go.

•	Also during the quarter, CNET Networks continued to enhance its established brands as part of its ongoing effort to serve its influential users, with authentic experiences.

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In August, Webshots (www.webshots.com) launched a new look, navigation, and functionality to modernize the user experience for both users and marketers.  Webshots now features 10 community-defined, editor-programmed channels, organized as “neighborhoods” around the most popular categories, such as Entertainment, Family, Good Times, Home and Garden, Sports, and Travel. The redesign introduces valuable ad units for marketers. Companies such as Energizer, Suzuki, Chili’s, Applebees, Purina, NBC and Fox are taking advantage of the new opportunities.

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TV.com’s (www.tv.com) extensive feature on the fall TV season was extremely popular with users, creating buzz ahead of and during fall season premiers, which enabled TV.com to provide valuable insight on show trends, and to forecast hits. The feature balanced rich content such as a comprehensive program calendar, in-depth show summaries, episode guides, videos, downloads, news updates, actor bios, and cast photos, with user engagement features such as viewer reviews, forums, polls, and blogs.

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CNET Networks’ product excellence and thought leadership was demonstrated through its partnerships with other leading companies, its roll-out of youth market research and its ongoing series of prestigious award wins.

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This month, CNET (www.cnet.com) announced partnerships with BestBuy and Verizon.  BestBuy is now featuring CNET reviews content on its popular shopping Web site to ensure its customers find the right personal technology products, reviews and buying information.  CNET also entered into a partnership with Verizon to distribute CNET's video through on-demand television. These partnerships extends the reach of CNET's content and its original videos to even more people interested in today's latest tech and consumer electronics.

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CNET Networks Entertainment and Starcom Media Vest Group partnered on an extensive ethnographic youth study aimed at helping marketers better understand how to engage with the elusive population of 13-to-34-year-olds, a group responsible for $600 billion each year in consumer spending. The goal was to determine how young people feel about brands, how they talk about them with friends, and how they take in, manipulate, and redistribute marketing messages.  The results will help marketers understand and interact effectiely with the youth market.

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In September, CNET News won two Excellence in Journalism Awards from the Northern California Chapter of the Society of Professional Journalists, including Investigative Reporting for Print, Broadcast and Online, and Feature Reporting for Online.

Business Outlook

•	For the fourth quarter of 2006, management anticipates total revenues of $108 million to $115 million.
•	For the full-year 2006, management is estimating total revenues of $376 million to $386 million.

The company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 on a timely basis, pending the completion of its financial restatements related to its independent investigation of stock option granting practices and of the requisite audit procedures by the Company’s independent registered public accountants.  Consequently, CNET Networks is not in a position to provide actual results or guidance regarding operating expense, operating income, net income or earnings per share.

Convertible Notes

As previously announced, on October 19, 2006, the Company did not receive a sufficient number of consents from holders to satisfy the requisite 70 percent consent threshold in regard to its consent solicitation for its $125.0 million convertible notes. If the notes are accelerated, the Company intends to repay them at par value.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its third quarter 2006 the foregoing revenue results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, October 23, 2006. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076).  A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 7747781.  The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the sections entitled “Business Outlook” which sets forth management’s estimated financial performance for the fourth quarter and full year of 2006, and statements regarding our growth prospects and expectations regarding the future success of our products and services.   In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially.  The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking.  These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; a decrease in user activity on our sites due to competition or other factors, which could reduce advertising revenue generated by such user activities; reduced consumer activity or manufacturer marketing due to product lifecycles or product launch delays in the Company’s content categories; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate; the failure to attract advertisers outside of our traditional technology and consumer electronics categories; a continued decline in revenues from our print publications as advertising dollars shift to other media and general risks associated with our business. In addition, the Company anticipates that it will restate its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. The outcome and timing of the restatement may be impacted by actions that may be taken or required as a result of the investigation concerning matters relating to CNET Networks’ stock option grants.   The Company and its independent auditors are reviewing recent accounting guidance published by the SEC, and have not yet determined the amount of such charges, the resulting tax and accounting impact, or which periods may require restatement..   For additional information about risks to CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2005 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov. Forward-looking statements are made as of the date of this press release and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET, www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting.  The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic.  Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

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Investor Relations Contact:	Media Contact:
Gloria Lee	Martha Papalia
(415) 344-2975	(617) 225-3340
gloria.lee@cnet.com	martha.papalia@cnet.com

1	CNET Networks July 2006 – September 2006 (internal log data)

Quarterly Statistical Highlights (a)
Unaudited
	Q3-06	Q2-06	Q1-06	Q4-05(b)	Q3-05(b)

Total Quarterly Revenue ($mm)	$ 92.8	$ 92.0	$ 83.4	$ 103.3	$ 81.9

Revenue Distribution (%) (c)
Marketing Services	86%	86%	85%	89%	86%
Licensing, Fees and User	14%	14%	15%	11%	14%

Segment Revenue
U.S. Media	$ 73.5	$ 72.8	$ 67.8	$ 82.9	$ 65.9
International Media	$ 19.3	$ 19.2	$ 15.6	$ 20.4	$ 16.0

Advertiser Metrics
CNET Networks Top 100 US Advertisers' Renewal Rate (Q-to-Q)	96%	100%	96%	100%	97%
CNET Networks Top 100 US Advertisers' % of Network Revenue	54%	55%	53%	55%	55%

Select Business Metrics
Network Unique Users (mm)	124.5	116.2	116.8	116.1	110.1
Network Average Daily Page Views (mm)	86.3	92.8	98.7	103.6	99.4

Balance Sheet Highlights ($mm)
Cash	$ 78.7	$ 79.1	$ 74.2	$ 55.9	$ 69.8
Marketable Debt Securities	60.9	62.0	62.1	54.1	38.3
Restricted Cash	2.2	2.2	2.2	2.2	4.6
Total Cash and Equivalents	$ 141.8	$ 143.3	$ 138.5	$ 112.2	$ 112.7

Total Debt	$ 143.3	$ 143.3	$ 141.7	$ 141.8	$ 141.3

Days Sales Outstanding (DSO)	73	67	70	71	66

(a) The company will not be in a position to disclose operating expense, operating income, net income or earnings per share information pending the completion of the company's financial statement restatement as described in the company's Current Report on Form 8-K filed July 10, 2006 and October 11, 2006.
(b) Results for 2005 and 2006 exclude revenue related to Computer Shopper due to the sale of the Computer Shopper magazine business in Q1 2006 and resulting discontinued operations treatment.
(c) Due to the sale of Computer Shopper magazine on February 2, 2006, CNET Networks no longer reports publishing revenue. The company's international publishing revenue is now distributed in the marketing services and licensing, fee and user lines as described below:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.
Licensing, Fees and User - licensing our product database, online content, subscriptions to online services, subscription and newsstand sales of print publications, and other paid services.